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                                                                    EXHIBIT 99.1

NEWS RELEASE

From:                      Citizens First Bancorp, Inc.
Contact:                   Marshall J. Campbell
                           Chairman
Corporate Office:          525 Water Street
                           Port Huron, Michigan 48060
Telephone:                 (810) 987-8300

                          CITIZENS FIRST BANCORP, INC.
                       ANNOUNCES EARNINGS FOR THREE MONTHS
             ENDED MARCH 31, 2003 AND $0.08 PER SHARE CASH DIVIDEND


FOR IMMEDIATE RELEASE:


         PORT HURON, MICHIGAN, MAY 5, 2003. Citizens First Bancorp, Inc. (the "Company") (Nasdaq: CTZN), the holding company for Citizens First Savings Bank (the "Bank"), today announced that it earned $3.2 million, or $.40 per share, for the quarter ended March 31, 2003, as compared to net income of $2.7 million, or $0.32 per share, for the quarter ended March 31, 2002, an increase of 19%. The increase in net income for the three-months was primarily due to increased noninterest income from mortgage banking activities offset partially by a decrease in net interest income due to lower market rates and an increase in noninterest expense. The Company's book value per share at March 31, 2003, and December 31, 2002, was $17.56 and $17.28 respectively.

DIVIDENDS

         On April 24, 2003 the Company's Board of Directors declared a quarterly cash dividend of $0.08 per share. The dividend is expected to be paid on May 19, 2003 to stockholders of record on May 8, 2003.

FINANCIAL CONDITION

         Total assets increased $49.5 million, or 5%, from $1.0 billion at December 31, 2002 to $1.05 billion at March 31, 2003. Net loans increased $8.3 million, or 1.0%, to $827.4 million from $819.1 million at December 31, 2002. Investment securities increased $25.0 million, or 24.9%, from $100.4 million at December 31, 2002 to $125.4 million at March 31, 2003 as a result of cash being provided from loan sales. Cash and cash equivalents also increased $15.6 million, or 38.7% from $40.4 million at December 31, 2002 to $55.9 million at March 31, 2003.

         Total liabilities increased $47.5 million to $899.5 million. Total deposits increased $48.1 million from $671.8 million at December 31, 2002 to $719.9 million at March 31, 2003. FHLB borrowings decreased $3.5 million, or 2.0%, to $169.5 million due to maturing advances.



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         Non-accrual loans decreased $49,000, or 2.0%, to $2.37 million at March
31, 2003 from $2.41 million at December 31, 2002. Non-performing assets decreased $25,000 to $2.74 million, or .26% of total assets, at March 31, 2003, as compared to $2.77 million, or .28%, at December 31, 2002, due to the decrease in non-accruing loans due to the slow economy. The allowance for loan losses was $11.2 million at March 31, 2003, or 1.34% of total loans and 474.4% of non-performing loans as compared to $11.0 million, or 1.33% of total loans and 459.07% of non-performing loans at December 31, 2002.

         Stockholders' equity increased $2.0 million from $148.2 million at December 31, 2002, to $150.2 million due to net income offset by the payment of dividends and a decrease to unrealized gains on available for sale securities.

RESULTS OF OPERATIONS

         Net interest income before provision for loan losses decreased $960,000, or 11.0%, to $7.8 million for the three months ended March 31, 2003, from $8.7 million for the three months ended March 31, 2002 due primarily to lower overall interest rates on earning assets.

         Non-interest income increased $3.0 million for the three months ended March 31, 2003 primarily due to a $2.6 million increase in mortgage banking activities from $219,000 at March 31, 2002 to $2.9 million for the three-month period ending March 31, 2003 due to an increase in the sale of fixed-rate residential loans to third parties.

         Non-interest expense increased $894,000 for the three months ended March 31, 2003 primarily due to a $557,000, or 19.2%, increase in compensation and benefit expenses due to an increase in number of employees and increases in the cost of benefits, a $153,000 increase in professional fees primarily legal expenses and a $136,000 increase in appraisal fees due to higher volumes of loans being refinanced.

         Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 15 full service-banking offices in St. Clair, Sanilac, Huron and Lapeer counties.

         Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank's market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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                            RESULTS OF OPERATIONS (IN THOUSANDS):

                                                               Unaudited
                                                           For Quarter Ended
                                                               March 31,
                                                         2003             2002
                                                        ------           ------

Net Interest Income                                     $7,769           $8,729

Provision for Loan Losses                                  360              249

Net Interest income after provision                      7,409            8,480

Total Noninterest Income                                 4,480            1,460
Total Noninterest Expense                                6,797            5,903
                                                        ------           ------

Income before Income Taxes                               5,092            4,037
Income Tax Expense                                       1,891            1,362
                                                        ------           ------
Net Income                                              $3,201           $2,675
                                                        ======           ======

Net Interest Margin                                       3.34%            3.83%
Return on Average Assets                                  1.27%            1.17%
Return on Average Equity                                  8.58%            7.03%

Basic Earnings Per Share                                $ 0.40           $ 0.32
Diluted Earnings Per Share                              $ 0.40           $ 0.32

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                          CITIZENS FIRST BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET

                                                   Unaudited
                                                    March 31,         December 31,
                                                      2003                2002
                                                     ------              ------
Balance Sheet (in thousands):

Total Cash and Cash Equivalents                    $   55,979         $   40,356
Securities Available for Sale                         125,354            100,382
Loans held for sale                                     1,694              1,557
Loans, Net                                            827,436            819,136
Federal Home Loan Bank Stock                            9,180              9,180
Accrued Interest and other assets                      13,726             14,584
Premises and Equipment, net                            16,289             14,989
                                                   ----------         ----------
Total Assets                                       $1,049,658         $1,000,184
                                                   ==========         ==========

Deposits                                           $  719,968         $  671,830
FHLB Advances                                         169,481            173,003
Other                                                  10,036              7,196

Total Liabilities                                     899,485            852,029

Stockholders Equity                                   150,173            148,155
                                                   ----------         ----------

Total Liabilities and Equity                       $1,049,658         $1,000,184
                                                   ==========         ==========